Exhibit 10.16

PAYMENT OF THIS NOTE SHALL, TO THE EXTENT SET FORTH IN ARTICLE IV OF THIS NOTE, BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS (AS DEFINED BELOW).

SUBORDINATED PROMISSORY NOTE

$5,400,000.00	December 10, 2008

FOR VALUE RECEIVED, GLOBAL GEOPHYSICAL SERVICES, INC., a Delaware corporation (“Maker”), having an address at 3535 Briarpark Drive, Suite 200, Houston, Texas 77042, hereby promises to pay to the order of WEINMAN GEOSCIENCE, INC., a Texas corporation (together with its successors and assigns and any subsequent holders of this Note, the “Payee”), as hereinafter provided, the principal sum of FIVE MILLION FOUR HUNDRED THOUSAND DOLLARS AND NO/100  ($5,400,000.00), together with interest thereon at the Interest Rate (as hereinafter defined), and otherwise in strict accordance with the terms and provisions hereof.

ARTICLE I — DEFINITIONS

Definitions.  As used in this Note, the following terms shall have the following meanings:

Affiliate: with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.   The term “control” shall mean (a) the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  For purposes of this definition, the terms “Person” and “Subsidiaries” shall have the meanings ascribed to those terms in the First Lien Loan Agreement.

Agreed Bank Limit: means $240,000,000.

Agreement: that certain Asset Purchase Agreement, dated as of June 5, 2008, by and among Maker, Payee, WGI Sub, LLC, a Texas limited liability company, Barry L. Weinman, an individual resident in Collin County, Texas, and Jane L. Weinman, an individual resident in Collin County, Texas, as amended from time to time.

Applicable Rate: a per annum interest rate equal to the greater of (i) five percent (5.0%) and (ii) the one year London interbank offered rate or “Libor” that is published in the “Money Rates” section of The Wall Street Journal on each Reference Date (or if not published on such day, the next publication date), which rate shall automatically change on such day annually, provided that in the event such rate is not published in The Wall Street Journal, Payee shall reasonably determine an equivalent rate of interest by reference to another publication.

Blockage Default:  means (i) any default by Maker in the payment of any amount owing with respect to any Senior Indebtedness when due, whether at maturity, upon mandatory repayment, acceleration or otherwise, (ii) any failure by Maker to comply with any financial covenant contained in any Loan Agreement (as such financial covenants exist on the date hereof, or as such financial covenants are amended or modified after the date hereof in a manner that is no more restrictive to Maker), or (iii) any failure by Maker to comply with any limitation in any Loan Agreement on the amount of capital expenditures that may be made in a given period (as such limitation exists on the date hereof, or as such limitation is amended or modified after the date hereof in a manner that is no more restrictive to Maker).

Business Day: a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Houston, Texas are authorized or required by law to close.  Unless otherwise provided, the term “days” when used herein shall mean calendar days.

Change of Control:  A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d 5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than any of the Maker’s shareholders of record on the date of the Agreement (i) shall own, directly or indirectly, beneficially or of record, shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Maker and the percentage of the aggregate ordinary voting power acquired by such person or group exceeds the percentage of such voting power owned by Kelso Investment Associates VII, L.P., KEP VI, LLC, and their respective Affiliates (other than any portfolio company) or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Maker, (b) a majority of the seats (other than vacant seats) on the board of directors of the Maker shall at any time be occupied by persons who were neither (i) members of the board of directors of the Maker on the date of the Agreement, (ii) nominated by the board of directors of the Maker nor (iii) appointed by directors so nominated, or (c) any change in control (or similar event, however denominated) with respect to the Maker or any Subsidiary of the Maker shall occur under and as defined in any indenture or agreement governing Subordinated Debt to which the Maker or any Subsidiary of the Maker is a party.  For purposes of this definition, the terms “Subordinated Debt” and “Subsidiary” shall have the meanings ascribed to those terms in the First Lien Loan Agreement

Charges: as defined under Section 6.3(c) hereof.

Debtor Relief Laws: Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

Default Interest Rate: a rate per annum equal to the Interest Rate plus three percent (3.0%), but in no event in excess of the Maximum Lawful Rate.

Enforcement Action: means, with respect to any indebtedness, any of the following actions by or on behalf of the creditor to whom such indebtedness is owed:  (a) any acceleration of any or all of such indebtedness, (b) any enforcement or foreclosure of liens granted by Maker to secure any or all of such indebtedness, and (c) any other efforts to collect any or all of such indebtedness from Maker or from Maker’s assets or properties, including without limitation the commencement or the joining with any other creditor of Maker in the commencement of any Proceeding against Maker; provided, however, that none of the following shall constitute an Enforcement Action: (i) acceleration of any of the indebtedness evidenced by this Note following acceleration of all Senior Indebtedness, (ii) any of the actions described in the foregoing clauses (a), (b), or (c) that are taken during the existence of any Proceeding that is subject to the jurisdiction of a court of competent authority, (iii) demands to enforce this Note, and (iv) the exercise by Payee of Payee’s  rights to sublicense and transfer the intellectual property licensed to Payee under that certain License Agreement dated as of June 5, 2008 between Maker, as licensor, and Payee, as licensee.

Event of Default: any event or occurrence described under Section 3.1 hereof.

First Lien Loan Agreement: means that certain First Lien Credit Agreement dated as of January 16, 2008 by and among Maker, Credit Suisse, as Administrative Agent and Collateral Agent, each of the lending institutions party to such Credit  Agreement from time to time  as Lenders, together with any related documents (including any security documents and guarantee documents), as such documents may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.

Interest Rate: with respect any day on which this Note is outstanding, a rate per annum equal the sum of (i) the Applicable Rate, plus (ii) 300 basis points, but in no event in excess of the Maximum Lawful Rate.

Loan Agreements: means the First Lien Loan Agreement and the Second Lien Loan Agreement.

Maker:    as identified in the introductory paragraph of this Note.

Maturity Date: December 1, 2010.

Maximum Lawful Rate:  as defined under Section 6.3(c) hereof.

Note:  this Promissory Note.

Obligations: means, with respect to any Loan Agreement, all obligations (whether in existence on the date hereof or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Loan Agreement, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

Payee:  as identified in the introductory paragraph of this Note.

Payment Date: each of June 5, 2009, December 1, 2009 and December 1, 2010.

Permitted Junior Securities: means (a) any debt instruments, securities or obligations of Maker that are subordinate and junior in right of payment to the payment in full of all Senior Indebtedness at least to the extent provided in this Note for the indebtedness evidenced hereby, (b) any equity interests in Maker, including without limitation capital stock, partnership or membership interests, and other ownership interests of any kind, and all options, warrants and other rights to acquire any such equity interests, and (c) all proceeds of any of the foregoing.

Proceeding: as defined under Section 4.2 hereof.

Reference Date: means January 2, 2008, or, if this Note is made or outstanding after December 31, 2008, the first Business Day of the then-current calendar year.

Second Lien Loan Agreement: means that certain Second Lien Credit Agreement dated as of January 16, 2008 by and among Maker, Credit Suisse, as Administrative Agent and Collateral Agent, each of the lending institutions party to such Credit  Agreement from time to time  as Lenders, together with any related documents (including any security documents and guarantee documents), as such documents may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.

Senior Indebtedness: of Maker means all Obligations of Maker arising under the Loan Agreements,  including without limitation any renewals, modifications or increases thereof.  In determining the principal amount of Senior Indebtedness owing under the Loan Agreements at any time when there are letters of credit outstanding under a Loan Agreement, the face amount of such letters of credit shall be deemed additional principal outstanding under such Loan Agreement.

Senior Indebtedness Acceleration: means with respect to the Senior Indebtedness that the holder or holders of such Senior Indebtedness, or an agent or representative on behalf of such holder or holders, have caused such Senior Indebtedness to be accelerated pursuant to the terms of the applicable Loan Agreement.

Standstill Period:  means the period from and including the date of receipt by Payee and Maker of  a notice from the administrative agent under either Loan Agreement of (a) the occurrence of an event of default under a Loan Agreement (other than a Blockage Default) (as the events of default under the Loan Agreements exist on the date hereof, or as such events of default may be amended or modified after the date hereof in a manner that is no more restrictive to Maker), and (b) the designation of a Standstill Period under this Note until the first to occur of (i) the Subordination Termination Date, (ii) the date on which such event of default has been waived in writing by the applicable holder or holders of the Senior Indebtedness, cured, or ceased to exist, (iii) the date that is 180 days after the commencement of such Standstill Period, or (iv) the day upon which such administrative agent notifies Maker in writing of the termination of such Standstill Period.

Subordination Termination Date: means the date after the date hereof on which the following shall have occurred: (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Proceeding, regardless of whether allowed or allowable in such Proceeding) and premium, if any, on all debt outstanding under the Loan Agreements, (b) payment in full in cash of all other Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid, (c) cancellation of or the entry into arrangements satisfactory to the applicable administrative agent with respect to all letters of credit issued and outstanding under any Loan Agreement and (d) termination or expiration of all commitments to lend and all obligations to issue or extend letters of credit under the Loan Agreements.

All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular in nature, as the context may suggest or require.

ARTICLE II — PAYMENT TERMS

2.1           Payment of Principal and Interest.

(a)           Payment. Subject to clauses (c) and (d) of this Section 2.1, the accrued interest on this Note and one third (1/3) of the original principal amount of this Note shall be due and payable on each Payment Date through and including the Maturity Date.  No principal amount repaid may be subsequently reborrowed.

(b)           Maturity Date. Subject to clauses (c) and (d) of this Section 2.1, the outstanding principal balance hereof and any and all accrued but unpaid interest hereon shall be finally due and payable in full on the Maturity Date or upon the earlier maturity hereof, whether by acceleration or otherwise.

(c)           Intentionally Omitted.

(d)           Conversion.  Notwithstanding anything to the contrary in this Note, if a Qualified Public Offering (as defined in the Agreement) is consummated prior to the time all principal of this Note has been paid, then on the date the Qualified Public Offering is consummated (i) interest will cease to accrue on this Note, (ii) the Maker shall pay all accrued but unpaid interest in cash within 10 Business Days after the date of such consummation, and (iii) this Note shall be automatically converted (the “Automatic Conversion”)  into the number of shares of Common Stock (as defined in the Agreement) calculated by dividing the outstanding principal of this Note at the time of the conversion by the price per share offered in the Qualified Public Offering (the “Offering Price”) ..

(i)            Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of this Note.  In lieu of any fractional shares to which the Payee would otherwise be entitled, the Maker shall pay cash equal to such fraction multiplied by the Offering Price of one (1) share of Common Stock.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the outstanding principal of this Note being converted into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(ii)           Mechanics of Conversion.  Upon an Automatic Conversion, the Payee shall surrender this Note at the office of the transfer agent for the Common Stock (or at the principal office of the Maker if the Maker serves as its own transfer agent).  If required by the Maker, this Note shall be endorsed, in form satisfactory to the Maker, duly executed by the Payee or its attorney duly authorized in writing.  Immediately prior to the closing of the Qualified Public Offering shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of this Note shall be deemed to be outstanding of record as of such date.  The Maker shall, as soon as practicable after the Conversion Time, issue and deliver at such office to the Payee, or to its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)           Taxes. The Maker shall pay any and all issue or other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of this Note pursuant to this Section.  The Maker shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that of the original Payee, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Maker the amount of any such tax or has established, to the satisfaction of the Maker, that such tax has been paid.

2.2           Application.  Except as expressly provided herein to the contrary, all payments on this Note shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which either Maker shall be obligated or Payee shall be entitled pursuant to the provisions of this Note, (ii) the payment of accrued but unpaid interest hereon, (iii) the payment of all or any portion of the principal balance hereof then outstanding hereunder, in the direct order of maturity. If an Event of Default exists under this Note, then Payee may, at the sole option of Payee, apply any such payments, at any time and from time to time, to any of the items specified in clauses (i), (ii) or (iii) above without regard to the order of priority otherwise specified in this Section 2.2 and any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity.

2.3           Payments.  All payments under this Note made to Payee shall be made in immediately available funds at the address set forth below the signature of Payee (or at such other place as Payee, in Payee’s sole discretion, may have established by delivery of written notice thereof to Maker from time to time), without offset, in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.  Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Payee in full.  Payments in immediately available funds received by Payee in the place designated for payment on a Business Day prior to 5:00 p.m. Houston, Texas time at said place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Payee on a day other than a Business Day or after 5:00 p.m. Houston, Texas time on a Business Day shall not be credited until the next succeeding Business Day.  If any payment of principal or interest on this Note shall become due and payable on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.  Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

2.4           Computation Period.  Interest on the indebtedness evidenced by this Note shall be computed on the basis of a three hundred sixty (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated.  Interest shall accrue from and including the date of this Note, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received as provided in Section 2.3 hereof.

2.5           Prepayment.  Principal and interest may be prepaid at anytime without penalty.

2.6           Unconditional Payment.  Subject to clauses (c) and (d) of Section 2.1, Maker is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under this Note absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever.  If at any time any payment received by Payee hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Maker and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

2.7           Partial or Incomplete Payments. Remittances in payment of any part of this Note other than immediately available funds at the place where this Note is payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Payee in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.  Acceptance by Payee of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default in the payment of this Note.

2.8           Late Charge; Default Interest Rate.  If any payment is not received in full by Payee on the date when due, then in addition to interest accruing at the Default Interest Rate on such overdue payment from the date due until paid, Maker shall also pay to Payee a late charge in an amount equal to two percent (2.0%) of the amount of such overdue payment.  For so long as any Event of Default exists under this Note, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Payee hereunder, interest shall accrue on the outstanding principal balance hereof at the Default Interest Rate, and such accrued interest shall be immediately due and payable.  Maker acknowledges that it would be extremely difficult or impracticable to determine Payee’s actual damages resulting from any late payment or Event of Default, and such late charges and accrued interest are reasonable estimates of those damages and do not constitute a penalty.

ARTICLE III - EVENT OF DEFAULT AND REMEDIES

3.1           Event of Default. The occurrence or happening, at any time and from time to time, of any one or more of the following shall immediately constitute an “Event of Default” under this Note:

(a)           Maker shall fail, refuse or neglect to pay and satisfy, in full and in the applicable method and manner required, any required payment of principal or interest or any other portion of the indebtedness evidenced by this Note as and when the same shall become due and payable, whether at the stipulated due date thereof, at a date fixed for payment, or at maturity, by acceleration or otherwise;

(b)           The occurrence of any other default, breach or event of default under this Note other than those described under Section 3.1(a) above;

(c)           Maker (i) shall execute an assignment for the benefit of creditors or an admission in writing by Maker of Maker’s inability to pay, or Maker’s failure to pay, debts generally as the debts become due; (ii) shall allow the appointment of a receiver, trustee or custodian of Maker, which receiver, trustee or custodian is not discharged within sixty (60) days after the appointment; (iv) files as a debtor a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any Debtor Relief Law, or takes any action in furtherance thereof; (v) files either a petition, complaint, answer or other instrument which seeks to effect a suspension of, or which has the effect of suspending any of, the rights or powers of Payee granted in this Note; or (vi) allows the filing of a petition, case, proceeding or other action against Maker as a debtor under any Debtor Relief Law or seeks appointment of a receiver, trustee, custodian or liquidator of Maker and (a) Maker admits, acquiesces in or fails to contest diligently the material allegations thereof, (b) the petition, case, proceeding or other action results in the entry of an order for relief or order granting the relief sought against Maker, or (c) the petition, case, proceeding or other action is not permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days next following the date of filing;

(d)           Any “default” or “event of default” occurs and is continuing under (i) the Second Lien Loan Agreement, or (ii) solely in the event that all Obligations arising under the Second Lien Loan Agreement have been paid in full in cash, the First Lien Loan Agreement;

(e)           Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Maker herein shall be incorrect or misleading when made or deemed made; or

(f)            Any Change of Control occurs.

3.2           Remedies.  Upon the occurrence of an Event of Default, Payee shall have the immediate right, at the sole discretion of Payee and without notice, demand, presentment, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or any other notice or any other action (ALL OF WHICH MAKER HEREBY EXPRESSLY WAIVES AND RELINQUISHES) (i) to declare the entire unpaid balance of the indebtedness evidenced by this Note (including, without limitation, the outstanding principal balance hereof, including all sums advanced or accrued hereunder, and all accrued but unpaid interest thereon) at once immediately due and payable (and upon such declaration, the same shall be at once immediately due and payable) and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity and (ii) to exercise any of Payee’s other rights, powers, recourses and remedies under this Note or at law or in equity, and the same (w) shall be cumulative and concurrent, (x) may be pursued separately, singly, successively, or concurrently against Maker or others obligated for the repayment of this Note or any part hereof, or against any one or more of them, at the sole discretion of Payee, (y) may be exercised as often as occasion therefor shall arise, it being agreed by Maker that the exercise, discontinuance of the exercise of or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy, or recourse, and (z) are intended to be, and shall be, nonexclusive.  If this Note, or any part hereof, is collected by or through an attorney-at-law, Maker agrees to pay all reasonable costs and expenses of collection, including, but not limited to, Payee’s reasonable attorneys’ fees, whether or not any legal action shall be instituted to enforce this Note.

ARTICLE IV — SUBORDINATION

4.1           Subordination.  Maker covenants and agrees, and Payee by accepting this Note agrees, that notwithstanding any other provision of this Note, the obligations hereunder are  hereby subordinated in right of payment and claim, to the extent and in the manner provided in this Article IV, to the prior payment in full in cash of all Senior Indebtedness of Maker and that the subordination provisions set forth in this Article IV (including, without limitation, Section 4.7) are for the benefit of and enforceable by the holders of Senior Indebtedness of Maker.

4.2           Bankruptcy Proceedings.  Upon any payment or distribution of the assets of Maker upon a total or partial liquidation, dissolution or winding up of Maker or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Maker or its property (each such event, if any, herein sometimes referred to as a “Proceeding”):

(a)           holders of Senior Indebtedness of Maker shall be entitled to receive payment in full in cash of all Obligations in respect of such Senior Indebtedness before Payee is entitled to receive any payment of principal of, or premium, if any, or interest on this Note; and

(b)           until the Senior Indebtedness of Maker (and all debt securities issued in replacement of or exchange for such Senior Indebtedness) is paid in full in cash, any distribution made by or on behalf of Maker to which Payee would be entitled but for this Section 4.2 shall be made to holders of Senior Indebtedness of Maker as their interests may appear.

Notwithstanding the preceding provisions of this Section 4.2 or any other provision of this Note, nothing herein shall prevent or in any manner restrict Payee from receiving Permitted Junior Securities of Maker in connection with any Proceeding.  For purposes of this Section 4.2 “paid in full” or “payment in full”, as used with respect to Senior Indebtedness of Maker, means the receipt of cash in payment of all Obligations in respect of such Senior Indebtedness, including the principal amount of such Senior Indebtedness and premium, if any, on and interest thereon (including, without limitation, any interest thereon accruing during the pendency of any Proceeding, regardless of whether allowed or allowable in such Proceeding) to the date of such payment.

4.3           Payments.  Prior to the Subordination Termination Date, the Payee shall not accept, receive or collect (by set-off or other manner) any payment or distribution on account of, or ask for, demand or accelerate, directly or indirectly, this Note, and the Maker shall not make any such payment; except that so long as no Blockage Default or Senior Indebtedness Acceleration has occurred and is continuing and no Standstill Period is in effect and so long as Payee has not received notice of any such events from the administrative agent for the holders of Senior Indebtedness, Maker shall make, in accordance with the terms of this Note, scheduled payments of principal and interest to

Payee.  Notwithstanding the preceding provisions of this Section 4.3 or any other provision of this Note, nothing herein shall prevent or in any manner restrict Payee from receiving Permitted Junior Securities of Maker at any time and from time to time in respect of amounts outstanding under this Note.

4.4           Funds in Trust.  If a distribution is made to Payee that because of this Article IV should not have been made to Payee, Payee shall hold it in trust for holders of Senior Indebtedness of Maker and pay it over to them as their interests may appear.

4.5           Enforcement Actions.  At any time that Payee is not permitted to receive payment under this Note pursuant to Section 4.3, Payee will not commence any Enforcement Action relative to Maker.  Upon termination of any Standstill Period, and provided no Blockage Default or Senior Indebtedness Acceleration has occurred and is continuing, or at any time on or after the Subordination Termination Date,  Payee may exercise any and all rights or remedies it may have in law or equity, including without limitation the commencement of any Enforcement Action relative to Maker.  Notwithstanding the preceding provisions of this Section 4.5 or any other provision of this Note, no Standstill Period may be commenced while any other Standstill Period exists or within 180 days following the termination of any prior Standstill Period.  During any Standstill Period, the applicable statute of limitations with respect to the enforcement of the payment of indebtedness under this Note shall be tolled.

4.6           Subrogation.  No payment or distribution to the holders of Senior Indebtedness pursuant to the provisions of this Note shall entitle Payee to exercise any rights of subrogation in respect thereof prior to the Subordination Termination Date, and until such time Payee shall not have any right of subrogation to such holders of Senior Indebtedness on account of this Note.  After the Subordination Termination Date, and provided that no payments received by the holders of Senior Indebtedness are voidable or must otherwise be returned, Payee shall be subrogated to the rights of such holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to such holders of Senior Indebtedness have been applied to the payment of the Senior Indebtedness.

4.7           No Amendment.  Prior to the Subordination Termination Date, unless the Administrative Agent under each Loan Agreement  otherwise consents in writing,  Maker and Payee shall not (a) amend or modify any of the provisions of this Article IV, (b) increase the outstanding principal balance of this Note, (c) shorten the Maturity Date or any other date for the payment of principal or interest, or (d) increase interest rate applicable to this Note (excluding fluctuations in the Interest Rate in accordance with its terms).

4.8           Reliance by Holders of Senior Indebtedness on Subordination Provisions; No Waiver.

(a)           Payee by accepting this Note acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Senior Indebtedness, whether created or acquired before or after the issuance of this Note, to acquire or to hold such Senior Indebtedness, and each holder of Senior Indebtedness will be deemed conclusively to have relied on these subordination provisions in acquiring and holding such Senior Indebtedness.

(b)           The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to Payee, without incurring any liability or responsibility to Payee, and without impairing the rights of holders of Senior Indebtedness under these subordination provisions, do any of the following:

(1)        change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding or secured;

(2)        sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness;

(3)        release any person liable in any manner for the payment of Senior Indebtedness; or

(4)        exercise or refrain from exercising any rights against the Maker and any other person.

ARTICLE V — COVENANTS

5.1           Information. Maker shall deliver to Payee:

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of Maker a consolidated balance sheet of Maker and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with generally accepted accounting principles applied on a consistent basis and certified by independent public accountants of nationally recognized standing;

(b)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Maker a consolidated balance sheet of Maker and its Subsidiaries as of the end of such quarter and the related consolidated statement of income for such quarter and for the portion of Maker’s fiscal year then ended, and the related consolidated statements of cash flows and changes in shareholders’ equity for the portion of the fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding quarter and the corresponding portion of Maker’s previous fiscal year, all in reasonable detail and duly certified (subject to normal year-end adjustments) by the chief financial officer of Maker as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(c)           promptly upon Maker’s obtaining knowledge of any default under this Note or any “default” or “event of default” under the Loan Agreements, a certificate of the chief financial officer of Maker setting forth the details thereof and any action that Maker is taking or proposes to take with respect thereto; and

(d)           from time to time such additional information regarding the financial condition or business of Maker and its Subsidiaries as Payee may reasonably request.

Financial statements required to be delivered pursuant to clauses (i) and (ii) of this Paragraph 4(a) (to the extent any such financial statements are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Maker posts such documents, or provides a link thereto on Maker’s website on the Internet at the website address listed beneath its signature hereto; provided that Maker shall notify Payee of the posting of any such financial statements.

5.2           Negative Covenants.  Maker shall not, nor shall it permit any of its Subsidiaries to:

(a)           liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution, or sell all or substantially all of its assets; or

(b)           incur or permit the aggregate principal amount of all Senior Indebtedness outstanding at any time to exceed the Agreed Bank Limit.

5.3           Representations and Warranties.  Maker represents and warrants to Payee that:

(a)           Maker is not in default in the performance of any of its covenants and agreements contained in any Loan Agreement.

(b)           Maker is duly organized, validly existing and, as applicable, in good standing under the laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.

(c)           Maker has duly taken all action necessary to authorize the execution and delivery by it of this Note and to authorize the consummation of the transactions contemplated hereby and the performance of its obligations hereunder.

(d)           The execution and delivery by Maker of this Note, the performance by Maker of its obligations hereunder, and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any law, (ii) the organizational documents of Maker, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon Maker, or (b) result in the acceleration of any indebtedness owed by Maker.  Except for consents obtained under the Loan Agreements, no consent, approval, authorization or order of, and no notice to or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance by Maker of this Note or to consummate any transactions contemplated hereby.

(e)           This Note is the legal, valid and binding obligation of Maker, enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and general equitable principles.

(f)            Upon giving effect to the issuance of this Note and the consummation of the transactions contemplated hereby, (i) Maker will not be insolvent (as such term is defined in the United States Bankruptcy Code, Title 11 U.S.C., as amended (the “Code”), and with all terms used in this subsection that are defined in the Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Code), (ii) the sum of Maker’s debts, including without limitation absolute and contingent liabilities, or guarantees thereof, shall not exceed the value of Maker’s assets, at a fair valuation, and (iii) Maker’s capital is not unreasonably small for the business in which Maker is engaged and intends to be engaged.  Maker has not incurred, nor does Maker intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

ARTICLE VI — GENERAL PROVISIONS

6.1           No Waiver; Amendment. No failure to accelerate the indebtedness evidenced by this Note by reason of an Event of Default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced by this Note or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted under this Note or by any applicable laws.  Maker hereby expressly waives and relinquishes the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.  The failure to exercise any remedy available to Payee shall not be deemed to be a waiver of any rights or remedies of Payee under this Note or at law or in equity.  No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note, shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Payee specifically, unequivocally and expressly agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, or modification is sought.

6.2           WAIVERS.  MAKER AND ANY ENDORSERS OR GUARANTORS HEREOF SEVERALLY WAIVE AND RELINQUISH PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF NONPAYMENT OR NONPERFORMANCE, PROTEST, NOTICE OF PROTEST, NOTICE OF INTENT TO ACCELERATE, NOTICE OF ACCELERATION OR ANY OTHER

NOTICES OR ANY OTHER ACTION. MAKER AND ANY ENDORSERS OR GUARANTORS HEREOF SEVERALLY WAIVE AND RELINQUISH, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO THE BENEFITS OF ANY MORATORIUM, REINSTATEMENT, MARSHALING, FORBEARANCE, VALUATION, STAY, EXTENSION, REDEMPTION, APPRAISEMENT, EXEMPTION AND HOMESTEAD NOW OR HEREAFTER PROVIDED BY THE CONSTITUTION AND LAWS OF THE UNITED STATES OF AMERICA AND OF EACH STATE THEREOF, BOTH AS TO ITSELF AND IN AND TO ALL OF ITS PROPERTY, REAL AND PERSONAL, AGAINST THE ENFORCEMENT AND COLLECTION OF THE OBLIGATIONS EVIDENCED BY THIS NOTE.

6.3           Interest Provisions.

(a)           Savings Clause.  It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by this Note (or applicable United States federal law to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to this Note, (ii) contracted for, charged, taken, reserved or received by reason of Payee’s exercise of the option to accelerate the maturity of this Note, or (iii) Maker will have paid or Payee will have received by reason of any voluntary prepayment by Maker of this Note, then it is Maker’s and Payee’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Payee shall be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Maker), and the provisions of this Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Note has been paid in full before the end of the stated term of this Note, then Maker and Payee agree that Payee shall, with reasonable promptness after Payee discovers or is advised by Maker that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Maker and/or credit such excess interest against this Note then owing by Maker to Payee.  Maker hereby agrees that as a condition precedent to any claim seeking usury penalties against Payee, Maker will provide written notice to Payee, advising Payee in reasonable detail of the nature and amount of the violation, and Payee shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Maker or crediting such excess interest against this Note then owing by Maker to Payee.  All sums contracted for, charged, taken, reserved or received by Payee for the use, forbearance or detention of any debt evidenced by this Note shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of this Note (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of this Note does not exceed the Maximum Lawful Rate from time to time in effect and applicable to this Note for so long as debt is outstanding.  In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to this Note.  Notwithstanding anything to the contrary contained herein, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

(b)           Ceiling Election. To the extent that Payee is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on the Note, Payee will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Payee will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Payee may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Maker as provided by applicable law now or hereafter in effect.

(c) Definitions.

(i)            As used hereunder, the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Payee in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that such law permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges made in connection with the transaction evidenced by this Note.

(ii)           As used hereunder, the term “Charges” shall mean all fees, charges and/or any other things of value, if any, contracted for, charged, taken, received or reserved by Payee in connection with the transactions relating to this Note, which are treated as interest under applicable law.

6.4           Use of Funds.  Maker hereby warrants, represents and covenants that (i) the debt evidenced by this Note has been incurred by Maker solely for the purpose of acquiring or carrying on a business or commercial enterprise, (ii) all proceeds of this Note shall be used only for business and commercial purposes, and (iii) no funds disbursed hereunder shall be used for personal, family, agricultural or household purposes.

6.5           WAIVER OF JURY TRIAL.  MAKER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, INTENTIONALLY, IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE

RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY CONDUCT, ACT OR OMISSION OF PAYEE OR MAKER, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH PAYEE OR MAKER, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

6.6           Governing Law; Submission to Jurisdiction.  This Note is executed and delivered as an incident to a transaction negotiated and consummated in Harris County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas.  Maker, for itself and its successors and assigns, hereby irrevocably (i) submits to the nonexclusive jurisdiction of the state and federal courts in Texas, (ii) waives, to the fullest extent permitted by law, any objection that it may now or in the future have to the laying of venue of any litigation arising out of or in connection with this Note brought in the District Court of Harris County, Texas, or in the United States District Court for the Southern District of Texas, and (iii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum.  Maker hereby agrees that service of process upon Maker may be made by certified or registered mail, return receipt requested, at its address specified herein.  Nothing herein shall affect the right of Payee to serve process in any other manner permitted by law or shall limit the right of Payee to bring any action or proceeding against Maker or with respect to any of Maker’s property in courts in other jurisdictions. The scope of each of the foregoing waivers is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Maker acknowledges that these waivers are a material inducement to Payee’s agreement to enter into this Note, that Payee has already relied on these waivers and will continue to rely on each of these waivers in related future dealings. The waivers in this Section 6.6 are irrevocable, meaning that they may not be modified either orally or in writing, and these waivers apply to any future renewals, extensions, amendments, modifications, or replacements of this Note.  In connection with any litigation, this Note may be filed as a written consent to a trial by the court.

6.7           Counting of Days.  If any time period referenced hereunder ends on a day other than a Business Day, such time period shall be deemed to end on the next succeeding Business Day.

6.8           Payee’s Discretion.  Whenever pursuant to this Note, Payee exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Payee, the decision of Payee to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall be (except as is otherwise specifically and expressly provided herein to the contrary) in the sole discretion of Payee and shall be final and conclusive.

6.9           Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of Maker and Payee and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties, by operation of law or otherwise, and all other persons claiming by, through or under them, except that Maker may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Payee.  The terms “Maker” and “Payee” as used hereunder shall be deemed to include their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties, by operation of law or otherwise, and all other persons claiming by, through or under them.

6.10         Time is of the Essence.  Time is of the essence with respect to all provisions of this Note.

6.11        Headings. The Article, Section, and Subsection entitlements hereof are inserted for convenience of reference only and shall in no way alter, modify, define, limit, amplify or be used in construing the text, scope or intent of such Articles, Sections, or Subsections or any provisions hereof.

6.12         Notices.  All notices or other communications required or permitted to be given pursuant to this Note shall be in writing and shall be considered as properly given if (i) mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the intended addressee, (iii) by delivery to a reputable independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee, or (iv) by prepaid telegram, telex, telecopier or telefacsimile transmission to the addressee.  Notice so mailed shall be effective upon its deposit with the United States Postal Service or any successor thereto; notice sent by such a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the office or designated place or machine of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth herein; provided, however, that either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ prior notice to the other party in the manner set forth herein.

6.13         Severability.  If any provision of this Note or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, then neither the remainder of this Note nor the application of such provision to other persons or circumstances nor the other instruments referred to herein shall be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable law.

6.14         Right of Setoff.  This Note represents part of the consideration for the purchase by Maker of the “Assets” (as defined in the Agreement) pursuant to the terms of the Agreement.  Maker shall have and Payee hereby grants to Maker the right to setoff any claims by Maker for indemnity and/or for breach of warranty arising under the Agreement against any amount of principal and interest due in respect of this Note; provided that such right to setoff shall be available only with respect to any such claims that have been adjudicated to be owing to Maker by a court of competent jurisdiction by final and nonappealable judgment.  This right of setoff shall not be deemed to have been waived by any act or conduct on the part of Maker, or by any neglect to exercise such right of setoff or to enforce such lien, or by any delay in so doing, and such right of setoff shall continue in full force and effect until such right of setoff is specifically waived or released by an instrument in writing executed by Maker.

6.15         Costs of Collection.  If any holder of this Note retains an attorney-at-law in connection with any Event of Default or at maturity or to collect, enforce, or defend this Note or any part hereof in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker sues any holder in connection with this Note and does not prevail, then Maker agrees to pay to each such holder, in addition to the principal balance hereof and all interest hereon, all costs and expenses of collection or incurred by such holder or in any such suit or proceeding, including, but not limited to, reasonable attorneys’ fees.

6.16         Gender. All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa.

6.17         Statement of Unpaid Balance.  At any time and from time to time, Maker will furnish promptly, upon the request of Payee, a written statement stating the unpaid balance of the indebtedness evidenced by this Note.

6.18         ENTIRE AGREEMENT.  THIS NOTE CONTAINS THE FINAL, ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND ALL PRIOR AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATIVE HERETO AND THERETO WHICH ARE NOT CONTAINED HEREIN OR THEREIN ARE SUPERSEDED AND TERMINATED HEREBY, AND THIS NOTE MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

MAKER:

GLOBAL GEOPHYSICAL SERVICES, INC.,
a Delaware corporation

By:
Name:
Title:

Address of Payee for purposes
of notice hereunder:

Weinman GeoScience, Inc.
17103 Preston Road
Suite 200
Dallas, Texas 75248
Telephone: (972) 818-2550
Facsimile: (972) 818-2553